Exhibit 4.03

AMENDMENT TO COMMON STOCK PURCHASE WARRANT
This Amendment to Common Stock Purchase Warrant (this “Amendment”) is made and entered into as of July 10, 2019, by and between Amyris, Inc., a Delaware corporation (the “Company”), and Foris Ventures, LLC (the “Holder”).

RECITALS

WHEREAS, on August 17, 2018, the Company issued to the Holder a Common Stock Purchase Warrant (the “Warrant”), which Warrant is currently exercisable for 4,877,386 shares of the Company’s common stock, par value $0.0001 per share (without regard to any limitations on exercise thereof), at an exercise price of $7.52 per share.

WHEREAS, the Company and the Holder desire to amend the Warrant as set forth herein.

WHEREAS, pursuant to Section 5(l) of the Warrant, the Warrant may be amended with the written consent of the Company and the Holder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Amendment of Section 2(b) of the Warrant. Section 2(b) of the Warrant is hereby deleted in its entirety and replaced with the following:

b)    Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $2.87, subject to adjustment hereunder (the “Exercise Price”).

2.	Full Force and Effect. Except as expressly modified by this Amendment, the terms of the Warrant shall remain in full force and effect.

3.
Integration. This Amendment and the Warrant constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

4.
Counterparts; Facsimile. This Amendment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile, by email in portable document format (.pdf), or by other electronic transmission, and delivery of any signature page by any such method will be deemed to have the same effect as if the original signature had been delivered to the other party.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

AMYRIS, INC.
By: _/s/ Kathleen Valiasek
Name: _Kathleen Valiasek_______
Title: __Chief Business Officer___

[Signature Page to Foris Warrant Amendment]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

FORIS VENTURES, LLC
By: _/s/ Barbara Hager
Name: _Barbara Hager__________
Title: ________________________

[Signature Page to Foris Warrant Amendment]